EXHIBIT 10.1

Glenn Coleman Promotion Summary

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved incentives in connection with Mr. Coleman’s promotion, detailed in a summary below, which became effective December 1, 2016.

Summary

Base Salary: $525,000.00
Bonus: 75% of base salary, effective starting January 1, 2017 for the performance year 2017.
One-time Equity Award: $350,000 as soon as administratively possible following the effective date of new position. This award will be granted as stock options, vesting on the third anniversary of the grant date.